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                                                                    EXHIBIT 99.1

                 CMGI Sells All of its Equity and Debt Ownership
                             Interests in NaviSite

ANDOVER, Mass., Sept. 11, 2002--CMGI, Inc. (Nasdaq: CMGI) today announced that it has sold all of its shares of common stock and debt interests in NaviSite, Inc. (Nasdaq: NAVI) to ClearBlue Technologies, Inc., a manager of a nationwide, distributed portfolio of carrier-neutral data centers in key U.S. cities. Under the terms of the agreement, CMGI received a minority interest in ClearBlue Technologies.

Tom Oberdorf, Chief Financial Officer of CMGI stated: "We continue the momentum of strategically refocusing CMGI on a core set of business sectors where we can be market leaders. Our decision to sell our position in NaviSite, our sole infrastructure business, is another step in paring our core businesses, consistent with the plan discussed in June. The combination of recent actions - the acquisition of iLogistix, the amendment of the stadium sponsorship agreement and the divestitures of Engage and NaviSite - demonstrate progress in the execution of our strategic plan and focused pursuit of profitability."

As a result of this transaction, the financial results of NaviSite, including its net revenues, pro forma operating losses, and cash and cash equivalents balances, will no longer be included in CMGI's consolidated financial statements.

About CMGI and @Ventures

CMGI, Inc. (Nasdaq: CMGI) is comprised of CMGI operating businesses and investments made through its venture capital affiliate, @Ventures. CMGI companies span a range of vertical market segments including e-business and fulfillment and enterprise software and services, and include AltaVista, Equilibrium, ProvisionSoft, SalesLink, Tallan, uBid and Yesmail.

CMGI's corporate headquarters is located at 100 Brickstone Square, Andover, MA 01810. @Ventures has offices there, as well as at 3000 Alpine Road, Menlo Park, CA 94028. For additional information, see www.cmgi.com and www.ventures.com.

This release contains forward-looking statements which address a variety of subjects including, for example, the expected effects of the sale of CMGI's equity and debt ownership interests in NaviSite on CMGI's financial condition and results of operations and the expected benefits of CMGI's continuing restructuring efforts. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI's success is dependent upon its ability to integrate its operating companies in accordance with its business strategy; CMGI's success, including its ability to decrease its cash burn rate, improve its cash position, grow its businesses and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of CMGI's and its operating companies' products, services and web sites and the Internet in general; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; and increased competition

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and technological changes in the markets in which CMGI competes. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

_________________
Contact:

For Media Inquiries:

         Kimberly Kriger
         Kekst and Company
         212-521-4862

For Investor Inquiries:

         Thomas Oberdorf
         Chief Financial Officer, CMGI, Inc.
         ir@cmgi.com